Commission File No. 333-__________

As Filed with the Securities and Exchange Commission on August 21, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(Exact Name of Registrant as Specified in Its Charter)

MISSOURI (State or Other Jurisdiction of Incorporation or Organization)	43-1450818 (IRS Employer Identification No.)

12555 Manchester Road

St. Louis, Missouri 63131-3729

(314) 515-2000

(Address of Principal Executive Offices)        (Zip Code)

2006 Employee Limited Partnership Interest Purchase Plan of

The Jones Financial Companies, L.L.L.P.

(Full Title of the Plan)

James A. Tricarico, Esq.

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

(314) 515-2000

(Name and Address of Agent For Service)

Copies of all correspondence to:

Robert J. Endicott, Esq.

Diedre J. Gray, Esq.

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1) (2)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Limited Partnership Interests	325,000 Interests	$1,000	$325,000,000	$22,640

(1)

The 325,000 limited partnership interests being registered represent the maximum number of interests which, it is estimated, may be purchased under the 2006 Employee Limited Partnership Interest Purchase Plan (the “Plan”) of The Jones Financial Companies, L.L.L.P. (the “Registrant”) during the next 36 months.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant the Plan described herein.

(3)

$12,135 of the registration fee was paid pursuant to a previous Form S-8 filed on September 12, 2003 (Commission File No. 333-108748) for the 2003 Employee Limited Partnership Interest Purchase Plan of the Jones Financial Companies, L.L.L.P, which amount has been deducted from the total registration fee of $34,775 pursuant to Rule 457.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*              Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.      The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005.

2.      The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

3.      The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

4.           The description of the limited partnership interests in the Registrant, which is contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof (except for the portions of the Registrant’s Current Reports on Form 8-K which are furnished but not filed) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall hereby be deemed to be incorporated by reference in this Registration Statement and a part hereof from the date of filing of such documents. Any statement contained herein, in an amendment hereto, or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Partnership Agreement of the Registrant, as amended from time to time (the “Partnership Agreement”) provides that neither the Managing Partner (as defined in the Partnership Agreement) nor any of the general partners will be liable to any of the partners for any acts or omissions made in good faith on behalf of the Registrant and in a manner reasonably believed by him or her to be within the scope of his or her authority and in the best interests of the Registrant, provided such partner was not guilty of gross negligence or gross misconduct. The Registrant also is required to indemnify the Managing Partner and the general partners against any loss or damage incurred by any such partner by reason of any action performed or omission made in good faith by any of them on behalf of the Registrant and in a manner reasonably believed by such partner to be within the scope of his or her authority or in furtherance of the Registrant’s interest, other than actions for which such partner would be liable as described above. As a result of these provisions, the limited partners of the Registrant will have more limited rights against such persons than they would have absent the limitations in the Partnership Agreement. Indemnification of the Managing Partner and the general partners would deplete the Registrant’s assets unless the Registrant’s indemnification obligation is covered by insurance. At present, the Registrant has no such insurance coverage and no plans to obtain such insurance coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement.

Exhibit No.	Description

4.1

Sixteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership of The Jones Financial Companies, L.L.L.P., dated as of May 12, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for its quarterly period ended March 31, 2006).

5.1	Opinion of Bryan Cave LLP relating to the legality of the Limited Partnership Interests.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus files with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 21st day of August, 2006.

THE JONES FINANCIAL COMPANIES, L.L.L.P.
(Registrant)

By:        /s/ James D. Weddle

James D. Weddle
Managing Partner

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of August, 2006.

              /s/ James D. Weddle

James D. Weddle
Managing Partner
(Principal Executive Officer)

              /s/ Steven Novik

Steven Novik

(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1

Sixteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership of The Jones Financial Companies, L.L.L.P., dated as of May 12, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for its quarterly period ended March 31, 2006).

5.1	Opinion of Bryan Cave LLP relating to the legality of the Limited Partnership Interests.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).